Exhibit 15.1

Our ref	DLK/661944-000001/6001202v1
Direct tel	+852 2971 3006
E-mail	derrick.kan@maplesandcalder.com

NQ Mobile Inc.

No.4 Building

11 Heping Li East Street

Dongcheng District

Beijing 100013

People’s Republic of China

19 April 2013

Dear Sir

NQ Mobile Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to NQ Mobile Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 December 2012 (“Form 20-F”).

We hereby consent to the reference of our name under the heading “Item 10. Additional Information – E. Taxation – Cayman Islands Taxation” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder
Maples and Calder